EXHIBIT 99.1

Company Contact:
Joseph T. Schepers
Director, Investor Relations
(800) 793-2145 ext. 3002
jschepers@pernixtx.com

Pernix Therapeutics to Begin Trading on NASDAQ Global Market

THE WOODLANDS, TEXAS, January 17, 2013 – Pernix Therapeutics Holdings, Inc. (“Pernix” or the “Company”) (NYSE MKT: PTX), a specialty pharmaceutical company, today announced that it has been approved for listing on the NASDAQ Global Market under the symbol “PTX.” Trading on the NASDAQ Global Market is expected to commence on January 28, 2013. The Company’s common stock will continue to trade on the NYSE MKT until the market close on January 25, 2013.

"We are extremely pleased to welcome Pernix Therapeutics to The NASDAQ Stock Market," said JR Mastroianni, Vice President, NASDAQ OMX. "We are confident that a listing with NASDAQ will provide enhanced visibility, greater liquidity and increased exposure to the institutional investment community. We greatly look forward to our partnership with Pernix in the years to come."

About Pernix Therapeutics Holdings, Inc.

Pernix Therapeutics is a specialty pharmaceutical company primarily focused on the sales, marketing, manufacturing and development of branded, generic and OTC pharmaceutical products. The Company manages a portfolio of branded products, including the recently acquired Hawthorn Pharmaceuticals’ product line. The Company’s branded products for the pediatrics market include CEDAX®, an antibiotic for middle ear infections, NATROBA™, a topical treatment for head lice marketed under an exclusive co-promotion agreement with ParaPRO, LLC, and a family of treatments for cough and cold (ZUTRIPRO®, BROVEX®, ALDEX® and PEDIATEX®). The Company’s branded products for gastroenterology include OMECLAMOX-PAK®, a 10-day treatment for H. pylori infection and duodenal ulcer disease, and REZYST™, a probiotic blend to promote dietary management. Pernix markets its generic products through its wholly-owned subsidiaries, Cypress Pharmaceuticals and Macoven Pharmaceuticals. The Company’s wholly-owned subsidiary, Great Southern Laboratories, manufactures and packages products for the pharmaceutical industry in a wide range of dosage-forms.  A product candidate utilizing cough-related intellectual property is in development for the U.S. OTC market. Founded in 1996, the Company is based in The Woodlands, TX.

Additional information about Pernix is available on the Company’s website located at www.pernixtx.com

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the completion of the transaction described above.  Statements including words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions are forward-looking statements.  Because these statements reflect the Company’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. No assurances can be given that the Company will begin trading on the date stated above or at all. Investors should note that many factors, as more fully described under the caption "Risk Factors" in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in the Company’s Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.